NEWS RELEASE

2901 Butterfield Road           Oak Brook, Ill. 60523

www.inland-investments.com

FOR IMMEDIATE RELEASE

DATE:	September 12, 2014
CONTACT:	Alyssa Templeton, Inland Marketing & Communications, Inc. (630) 218-2887 alyssa.templeton@inlandgroup.com

Inland Real Estate Income Trust, Inc. Announces Board of Directors’ Appointments

Oak Brook, Ill. – Inland Real Estate Income Trust, Inc. (“Inland Income Trust”) announced today the appointment of two new members to its Board of Directors, expanding the board to seven members. Mitchell Sabshon, chief executive officer of Inland Income Trust, and Bernard J. Michael, managing partner and founding member of AWH Partners, LLC, were unanimously elected by the Board of Directors as a director and independent director, respectively, on September 12, 2014. Mr. Sabshon is also currently the chief executive officer, president and a director of Inland Real Estate Investment Corporation (“Inland Investments”), the sponsor of Inland Real Estate Income Trust.

Mr. Sabshon and Mr. Michael join Inland Income Trust’s Board of Directors, comprised of Daniel L. Goodwin, chairman; JoAnn McGuinness, president, chief operating officer and a director; Lee A. Daniels, independent director; Stephen Davis, independent director and Gwen Henry, independent director.

Mr. Sabshon joined Inland Investments in August of 2013 and was named chief executive officer of Inland Income Trust in April 2014. Prior to joining Inland Investments, he was the chief operating officer of Cole Real Estate Investments. Before joining Cole, he held several senior executive positions at leading financial services firms, including 10 years at Goldman, Sachs & Co.

Mr. Michael is a managing partner and founding member of AWH Partners, LLC, a privately held real estate investment, development and management firm. Mr. Michael has over 25 years of experience as a real estate attorney working on sophisticated real estate transactions across all asset classes for some of the world's largest property owners, developers and lenders. Prior to founding AWH Partners, he was the founder and senior partner of Michael, Levitt & Rubenstein, LLC, a law firm focusing on real estate sales, acquisitions, development, leasing and financing.

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About Inland Real Estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc. was formed to acquire, directly or through joint ventures, a portfolio of commercial real estate located throughout the United States. Inland Real Estate Income Trust, Inc. is focused on acquiring primarily core multi-tenant retail assets. Inland Real Estate Income Trust, Inc. is sponsored by Inland Real Estate Investment Corporation.